Exhibit 10.15

Heliogen, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

for

Bill Gross

This Executive Employment Agreement (“Agreement”) is entered into by and between William T. “Bill” Gross (“Executive”) and Heliogen, Inc., a Delaware corporation (the “Employer”).

Whereas, the Employer values Executive as a critical leader in Employer’s organization and desires to employ the Executive to provide services to the Employer;

Whereas, the Employer wishes to provide the Executive with certain compensation and benefits in return for Executive’s continued services as set forth in this Agreement; and

Whereas, the Executive wishes to be employed by the Employer and provide personal services to the Employer in return for certain compensation and benefits as set forth in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Employment by the Employer.

1.1 Position. The Employer agrees to employ the Executive in the position of Chief Executive Officer (“CEO”) and the Executive hereby accepts such employment effective as of November 29, 2021 (“Effective Date”). Subject to Section 4 below, during the Executive’s employment with the Employer, the Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Employer, except for vacation and other days off, as set forth in the applicable Employer policy, and reasonable periods of illness or other incapacities permitted by the Employer’s general employment policies, and the Employer’s Employee Handbook (collectively, “Employment Policies”). The Executive will report directly to the Employer’s Board of Directors (the “Board”). The Employer reserves the right to change the Executive’s position, duties, and work location, from time to time in its discretion.

1.2 Duties. The Executive shall serve in an executive capacity and shall perform the customary duties of Executive’s position, such duties as are assigned to the Executive from time to time, consistent with the Bylaws and Employment Policies of the Employer and as required by the Board.

1.3 Location. The Executive’s primary office location shall be Pasadena, California. The Employer reserves the right to reasonably require the Executive to perform Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel.

1.4 Policies and Procedures. The employment relationship between the parties shall also be governed by the Employment Policies and practices of the Employer, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Employment Policies or practices, this Agreement shall control.

1.5 Board of Directors. The Executive acknowledges that the Executive has been appointed Chairman of the Board and the Executive agrees to serve as a director of the Employer and Chairman of the Board for so long as Executive occupies the office of CEO. The Executive shall serve in such capacities without additional compensation. The Executive agrees that in the event Executive is removed as CEO, or the Executive’s employment with the Employer is terminated for any reason, either voluntarily or involuntarily, with or without Cause, the Executive shall resign the Executive’s position as a member of the Board simultaneously with the removal or termination of the Executive’s employment, as the case may be.

2. Compensation.

2.1 Salary. The Executive shall receive for services to be rendered hereunder a monthly base salary of $22,916.66 ($275,000 annualized), subject to applicable payroll withholding and deductions, and payable in accordance with the Employer’s regular payroll schedule (“Base Salary”). The Base Salary shall be increased to $33,333.33 monthly ($400,000 annualized) effective as of the Closing Date (“Closing Date”) as defined in that certain Business Combination Agreement dated July 6, 2021, by and among Athena Technology Acquisition Corp., HelioMax Merger Sub, Inc., and the Employer (the “Business Combination Agreement”). The Base Salary shall be reviewed annually and is subject to increase in the discretion of the Board (or any authorized committee thereof).

2.2 Discretionary Annual Incentive Bonus. Beginning as of the Closing Date, the Executive will be eligible to earn a discretionary annual incentive bonus of up to one hundred percent (100%) of Base Salary, subject to applicable payroll deductions and withholdings (“Bonus”), based upon the Board’s assessment of the Executive’s achievement of milestones determined by the Board during the applicable year (each year to which a Bonus relates, a “Bonus Year”), and the Employer’s overall company performance during the applicable Bonus Year. The Executive must remain an active employee through the end of the Bonus Year. Payment of any earned Bonus shall be made in the year following the Bonus Year, on or before March 31 of such year. The Executive will not earn any Bonus for any applicable Bonus Year if Executive’s employment terminates for any reason before the end of the Bonus Year. No Bonus is guaranteed, and no prorated Bonus can be earned except for a Bonus prorated for the Executive’s service from the Closing Date through the end of the Bonus Year in which the Closing Date occurs.

2.3 Benefits. The Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard Employer benefits and compensation practices which may be in effect from time to time and provided by the Employer to its employees generally. The Executive will be eligible for any additional benefits provided to the Employer’s executive employees generally. The Employer may change employee benefits from time to time in its discretion.

2.4 Equity Compensation.

(i) Subject to approval by the Board, the Employer shall grant the Executive an option to purchase 5,023,000 shares of the Employer’s common stock (the “Option”). The Option shall have an exercise price equal to the fair market value of a share of the Employer’s common stock on the grant date, as determined by the Board. Subject to approval of the Board, the Option shall be granted prior to the Closing Date under the Employer’s 2013 Stock Incentive Plan (the “2013 Plan”), and the Option shall be subject to the terms and conditions of the 2013 Plan and the applicable stock option grant notice and stock option agreement. Except as otherwise provided in this Agreement, the Option shall vest over four (4) years at a rate of 1/48th of the total shares subject to the Option each month following the Closing Date, subject to the Executive’s continuous service to the Employer as of each such vesting date. In the event that the Business Combination Agreement is terminated pursuant to its terms or the transactions contemplated thereby are not otherwise consummated, the Option shall automatically terminate and be forfeited by the Executive for no consideration.

(ii) The following provisions shall apply to any award granted to the Executive under the 2013 Plan, the Heliogen, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) or any successor plan (collectively, the “Equity Awards”) to the extent the Equity Awards are assumed, continued or substituted by the surviving or acquiring entity (or its parent) in connection with a “change in control” (as defined in the applicable plan) and the Executive continues to provide services to the Employer or its successor following such change in control:

(A) except as otherwise provided in the change in control transaction’s definitive agreement, the 2013 Plan, 2021 Plan or the applicable Equity Award agreement (collectively, the “Equity Award Documents”), the Equity Awards subject to vesting solely on account of completing periods of service (collectively, the “Time-Based Equity Awards”) shall accelerate and become fully vested and exercisable or non-forfeitable in the event of a Qualifying Termination (as defined in Section 5.6) within twelve (12) months following the consummation of such change in control; and

(B) all other Equity Awards, including but not limited to performance stock units vesting based on achieving pre-established performance goals (collectively, the “Performance-Based Equity Awards”), shall be governed by the terms of the applicable Equity Award Documents.

2.5 Business Expenses. The Employer will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Employer, subject to such reasonable substantiation and documentation as may be required by the Employer, and subject to any other reasonable restrictions on or policies governing such expenses as set by the Employer from time to time. The Executive will be permitted to travel in business class on the airline of the Executive’s choice for all Employer-related travel, at the Employer’s expense.

3. Proprietary Information Obligations.

3.1 Confidentiality Agreement. As a condition of Executive’s ongoing employment, the Executive agrees to execute and abide by the Employer’s standard form of Employee Confidentiality & Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit A.

3.2 Third Party Agreements and Information. The Executive represents and warrants that the Executive’s employment by the Employer will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that the Executive will perform Executive’s duties to the Employer without violating any such agreement. The Executive represents and warrants that the Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with the Executive’s employment by the Employer, except as expressly authorized by that third party. During the Executive’s employment by the Employer, the Executive will use in the performance of the Executive’s duties only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Employer or by the Executive in the course of the Executive’s work for the Employer.

4. Outside Activities During Employment.

4.1 Exclusive Employment. Executive shall devote Executive’s full-time best efforts and business time and attention to Executive’s duties and responsibilities as CEO and Chairman of the Board. The foregoing notwithstanding, Executive may engage in activities on behalf of the entities listed on Schedule 1 hereto, provided that (a) such activities do not materially interfere with the performance of Executive’s duties hereunder, and (b) Executive’s activities on behalf of such entities remain subject to the restrictions in Section 4.3 and Section 9.1 hereof. Otherwise, without the prior written consent of the Board, the Executive will not during employment with the Employer undertake or engage in any other employment, occupation, business, civic, or not-for-profit enterprise.

4.2 No Adverse Interests. Except as permitted by Section 4.3, the Executive agrees, during the Executive’s employment with the Employer, not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse to the Employer, its business or prospects, financial or otherwise.

4.3 Noncompetition. During the Executive’s employment by the Employer, except on behalf of the Employer, the Executive will not directly or indirectly, whether as an officer, director, stockholder, member, manager, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, or be employed by any other person, corporation, firm, partnership or other entity whatsoever which were known by the Executive to compete directly with the Employer, throughout the world, in the solar renewable energy area (the “Restricted Scope”). Anything above to the contrary notwithstanding, nothing in this Section 4.3 shall prevent or restrict the Executive from: (a) any endeavors as of the date of this Agreement of the existing entities listed on Schedule 1 hereto, (b) pursuing through one of the existing entities listed on Schedule 1 hereto (including through employment or board service with or consulting for any such entity) Specified Opportunities as defined below that the Board declined to direct the Employer to pursue; (c) owning, as a passive investor, securities of or other interests in any competitor corporation, firm, partnership or other entity, so long as the Executive’s direct holdings in any one such corporation, firm, partnership or other entity shall not in the aggregate constitute more than three percent (3%) of the voting securities of such corporation, firm, partnership or other entity, (d) owning a passive equity interest in a private debt or equity investment fund in which the Executive does not have the ability to control or influence any investment decisions or exercise any managerial influence over such fund, or (e) managing the personal finances of the Executive or Executive’s immediate family, or with respect to the trust and estate planning for the Executive or Executive’s immediate family, subject to the restrictions set forth in clauses (c) or (d) above.

5. Termination Of Employment.

5.1 At-Will Relationship. The Executive’s employment relationship is at-will. Either the Executive or the Employer may terminate the employment relationship at any time, with or without Cause, with or without Good Reason or advance notice.

5.2 Wage Payments upon Termination. Upon termination of the Executive’s employment for any reason, the Executive shall be paid all accrued but unpaid Base Salary and any earned but unpaid Bonus (collectively, the “Accrued Payments”).

5.3 Qualifying Termination. Upon a Qualifying Termination, the Executive will receive the Accrued Payments. In addition, the Executive will be eligible for accelerated vesting such that that number of shares subject to any Time-Based Equity Award previously granted to the Executive that would have vested, had the Executive’s employment or service continued for an additional twelve (12) months after the termination date, shall vest in full (“Accelerated Vesting”). Accelerated Vesting shall take effect as of the earliest date the Executive fulfills the Release Obligation, but shall be deemed effective as of the Executive’s employment termination date.

5.4 Termination Due to Death or Disability. Upon termination of the Executive’s employment due to the Executive’s death or Disability, as defined below, the Executive (or the Executive’s estate) will receive the Accrued Payments. The Executive (or the Executive’s estate) shall receive an amount (“Bonus Amount”) equal to the target Bonus the Executive would have earned, prorated for the portion of the Bonus year elapsed as of the termination date, paid subject to payroll withholding and deduction. In the event the Executive’s termination is for Disability, the Executive must satisfy the Release Obligation in order to receive the Bonus Amount.

5.5 Termination for Cause or Without Good Reason. Upon termination of the Executive’s employment for Cause, or by the Executive without Good Reason, each as defined below, the Executive will only receive the Accrued Payments.

5.6 Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Cause”: shall mean (a) the Executive’s willful and continued failure substantially to perform duties (other than as a result of total or partial Disability); (b) conviction of, including a plea of guilty or nolo contendere to, a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Employer assets or funds; (c) willful malfeasance or willful misconduct in connection with the Executive’s duties hereunder; or (d) the Executive’s material breach of any written agreement between the Executive and the Employer, including the Employer’s Employee Handbook, or of the Executive’s duty of loyalty to the Employer or its stockholders; provided, that “Cause” pursuant to the foregoing clauses (a), (c), or (d) shall exist only (i) if such Cause event results in or is likely to result in material damage to the Employer and its subsidiaries, taken as a whole, and (ii) after the Employer (or its subsidiaries) provides the Executive with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) and the Executive fails to cure the same (to the extent capable of cure) within thirty (30) days after receipt of such notice. During such notice period Executive may present facts and circumstances to show that the Cause event was done or omitted by the Executive in good faith with reasonable belief that the Executive’s action or omission was in the best interests of the Employer and its subsidiaries. The Board shall consider any such facts or circumstances, in its sole discretion.

(ii) “Disability”: shall mean the Executive’s incapacity to perform the essential functions of the Executive’s job for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Board shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act.

(iii) “Good Reason” Good Reason shall exist for the Executive to terminate employment in the event of, without the Executive’s written consent: (a) a diminution in the Executive’s title, duties, authorities, or responsibilities, provided, however, that the acquisition of the Employer and subsequent conversion of the Employer to a division or unit of the acquiring company will not by itself result in any such “material diminution”; (b) a change in the Executive’s reporting relationship such that the Executive is no long reporting directly to the Board; (c) reduction in Base Salary, unless the salaries of other executive officers of the Employer are reduced by the same percentage; or (d) requirement to relocate the Executive’s primary workplace that results in an increase in the Executive’s one-way driving distance by more than twenty-five (25) miles from the Executive’s then-current principal residence; in each case that is not cured within thirty (30) days of written notice to the Employer, and the Executive actually terminates the Executive’s employment within ninety (90) days after the end of such thirty (30)-day cure period.

(iv) “Qualifying Termination”: means (a) the Executive’s employment was terminated by the Employer without Cause or by Executive with Good Reason; and (b) the Executive has met the requirements of the Release Obligation.

(v) “Release Obligation”: means that (a) the Executive (or after termination because of a Disability, the Executive’s representative) has signed a termination agreement that will be presented to Executive before the termination date, and which includes a general release and waiver of claims in favor of the Employer and its affiliates that is substantially in the form of Exhibit B hereto, and other standard provisions such as a mutual nondisparagement provision, and (b) the Executive has allowed the release and waiver to become fully effective without revocation during any applicable revocation period.

6. Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. The Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Employer at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Employer are deemed to be “non-qualified deferred compensation” subject to Section 409A, then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of separation from service, (b) the date of the Executive’s death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to the Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of the Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Employer makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute non-qualified deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

7. Cooperation with Employer.

7.1 Cooperation Obligation. During and after the Executive’s employment, the Executive will reasonably cooperate with the Employer in responding to the reasonable requests of the Employer’s Chairman of the Board, Chief Executive Officer, or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Employer, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Employer reasonably deems the Executive’s cooperation necessary or desirable. In such matters, the Executive agrees to provide the Employer with reasonable advice, assistance and truthful information, including offering and explaining evidence, providing sworn truthful statements, and participating in discovery and trial preparation and testimony. The Executive also agrees to promptly send the Employer copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.

7.2 Expenses and Fees. The Employer will reimburse the Executive for reasonable out-of-pocket expenses (including, but not limited to, attorneys’ fees) incurred by the Executive as a result of the Executive’s cooperation with the obligations described in Section 7.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Employer’s standard reimbursement policies and procedures. The Employer will reasonably consider other commitments that the Executive may have at the time of the request, and after termination of the Executive’s employment, the Employer will also pay the Executive a reasonable fee in the amount of $195 per hour for the time the Executive devotes to matters as requested by the Employer under Section 7.1 (the “Fees”). The Employer will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. The Executive acknowledges that in cooperating in the manner described in Section 7.1 after any termination of the Executive’s employment with the Employer, the Executive will be serving as an independent contractor, not an Employer employee, and the Executive will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees.

8. Dispute Resolution.

8.1 To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Employer, the Executive and the Employer agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Employer, or the termination of the Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/), in Los Angeles, California. The Executive acknowledges that by agreeing to this arbitration procedure, both the Executive and the Employer waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

8.2 All claims, disputes, or causes of action under this arbitration agreement, whether by the Executive or the Employer, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

8.3 This arbitration agreement shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event the Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The Executive will have the right to be represented by legal counsel at any arbitration proceeding.

8.4 Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that the Executive or the Employer would be entitled to seek in a court of law. The Employer shall pay all JAMS arbitration fees in excess of the administrative fees that the Executive would be required to pay if the dispute were decided in a court of law. Nothing in this arbitration agreement is intended to prevent either the Executive or the Employer from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

9. Other Corporate Matters.

9.1 Corporate Opportunities. Executive agrees that he will submit to the Board all business, commercial and investment opportunities presented in writing to Executive that relate to the solar renewable energy field which Executive intends to pursue outside of Employer (“Specified Opportunities”). In the event the Board declines to direct the Employer to pursue any such Specified Opportunity, the Executive may pursue it outside of the Employer; provided such pursuit only involves an economic interest and does not include any employment, consulting or board service except to the extent such employment, consulting or board service is described on Schedule 1 and/or otherwise permitted by Section 4.3. Further, the Employer will waive, to the fullest extent permitted by law, any obligation for the Executive (in his capacity as an officer, director or otherwise) to present corporate opportunities to the Employer that are not Specified Opportunities. Notwithstanding the foregoing, this Section 9.1 shall not apply to purchases of publicly traded stock by Executive or any investment or other activity permitted by Section 4.3.

9.2 Indemnification. In addition to being indemnified under the Employer’s bylaws, the Executive and the Employer will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Employer to the extent Executive and the Employer have not already entered into such an agreement, and such agreement shall include indemnification of the Executive in connection with any claims against the Executive in the Executive’s capacity as a director or officer of the Employer. The Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Employer or as may be maintained by the Employer from time to time.

9.3 Attorney’s Fees. The Employer shall pay the Executive (or cause the Executive to be reimbursed), via wire transfer in immediately available funds as promptly as practicable following receipt of reasonable substantiation and documentation, for all reasonable out-of-pocket expenses (including attorneys’ fees), that the Executive incurred in connection with the execution, negotiation, and delivery of this Agreement, any equity award agreement, and any ancillary documents, up to a total amount of $50,000.

10. General Provisions.

10.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Employer at its primary office location and to the Executive at Executive’s address as listed on the Employer payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3 Waiver. If either party should waive any breach of any provisions of this Agreement, the party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement and its Exhibits constitute the entire agreement between the Executive and the Employer, and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

10.5 Modification. Changes in the Executive’s employment terms, other than those changes expressly reserved to the Employer’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized officer of the Employer.

10.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and pdf or other facsimile signatures shall be equivalent to original signatures.

10.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Employer, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of Executive’s rights, obligations, or duties hereunder without the written consent of the Employer, which shall not be withheld unreasonably.

10.9 Survival. The Executive’s duties and obligations under the Employee Confidentiality & Non-Disclosure Agreement, and Sections 3, 7, and 8, shall survive termination of the Executive’s employment with the Employer.

10.10 Remedies. The Executive acknowledges that a remedy at law for any breach or threatened breach by the Executive of the provisions of the Employee Confidentiality & Non-Disclosure Agreement, and Sections 3, 7, and 8, would be inadequate, and the Executive therefore agrees that the Employer shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Employer.

10.11 Attorneys’ Fees. If either party hereto brings any action to enforce Executive’s or its rights hereunder, the party successful in enforcing this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action.

10.12 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without giving effect to choice of law principles.

In Witness Whereof, the parties have executed this Agreement on the dates set forth below, to become effective as of the Effective Date.

HELIOGEN, INC.

By:	/s/ Jon Layman
Jon Layman
Director

Date:	November 19, 2021

Accepted and agreed this
19th day of November, 2021.

BILL GROSS

/s/ Bill Gross

10